Exhibit 99.1

Hologic Announces Financial Results for First Quarter of Fiscal 2023

– Revenue of $1,074 Million, GAAP Diluted EPS of $0.75, and Non-GAAP Diluted EPS of $1.07 All Exceed Guidance –

– Broad-Based Organic Revenue Growth ex. COVID-19; Diagnostics and Surgical Grow Double-Digits in Constant Currency –

– Company Increases Full-Year Revenue and EPS Guidance –

MARLBOROUGH, Mass.--(BUSINESS WIRE)--February 1, 2023--Hologic, Inc. (Nasdaq: HOLX) announced today the Company’s financial results for the fiscal first quarter ended December 31, 2022.

“In our first quarter of fiscal 2023, each of our base franchises exceeded revenue expectations, while also delivering robust profitability,” said Steve MacMillan, the Company’s chairman, president and chief executive officer. “We had a strong start to our fiscal year with double-digit organic revenue growth ex. COVID-19 in our Diagnostics and Surgical businesses, as well as encouraging signs of recovery in our Breast Health business. In addition, we are increasing our full-year fiscal 2023 guidance for both revenue and EPS, highlighting the confidence we have in our businesses despite an uncertain macro environment.”

Recent Highlights

  Revenue of $1,074.2 million decreased (27.0%) for the quarter, or (25.1%) in constant currency, primarily driven by lower sales of COVID-19 assays and supply chain challenges related to semiconductor chips in our Breast Health business compared to the prior year period. Revenue, however, was significantly higher than the Company’s guidance of $940 to $990 million provided last quarter.
  Diagnostics revenue decreased (41.2%), or (39.4%) in constant currency, primarily driven by lower sales of COVID-19 assays compared to the prior year period.
    Excluding COVID-19 revenues, Diagnostics revenue grew 15.8% on an organic, constant currency basis.
    Molecular Diagnostics revenue declined (47.7%), or (46.4%) in constant currency, primarily driven by lower sales of COVID-19 assays compared to the prior year period.
    Excluding COVID-19 revenues, Molecular Diagnostics revenue grew 24.5% on an organic, constant currency basis.
  Breast Health revenue declined (7.0%), or (5.2%) in constant currency, primarily due to lower capital equipment revenue resulting from semiconductor chip shortages. However, performance exceeded expectations, and the Company continues to expect semiconductor chip supply to improve throughout fiscal 2023.
  Surgical revenue grew 14.7%, or 17.4% in constant currency, with well-rounded performance across the business. Surgical revenue grew 14.7% on an organic constant currency basis.
  Cash flow from operations remained very strong in the first quarter at $253.4 million. In addition, the Company repurchased 1.5 million shares of its stock for $100 million in the quarter.
  The Company was named to the annual lists of Top Workplaces in both The Boston Globe and The San Diego Union-Tribune, ranking fifth on the list for largest companies in Massachusetts and fourth for large companies in San Diego County.
  For the 10th consecutive year, the Company was ranked first for Mammography System Performance and Customer Satisfaction by IMV ServiceTrak™ Awards.

Key financial results for the fiscal first quarter are shown in the table below.

	GAAP			Non-GAAP
	Q1’23	Q1’22	Change Increase (Decrease)	Q1’23	Q1’22	Change Increase (Decrease)
Revenues	$1,074.2	$1,471.1	(27.0%)	$1,074.2	$1,471.1	(27.0%)
Gross Margin	57.5%	67.0%	(950 bps)	62.7%	72.1%	(940 bps)
Operating Expenses	$355.5	$345.0	3.0%	$339.4	$333.9	1.6%
Operating Margin	24.4%	43.6%	(1,920 bps)	31.1%	49.4%	(1,830 bps)
Net Margin	17.4%	33.9%	(1,650 bps)	24.9%	37.7%	(1,280 bps)
Diluted EPS	$0.75	$1.95	(61.5%)	$1.07	$2.17	(50.7%)

Throughout this press release, all dollar figures are in millions, except EPS, unless otherwise noted. Some totals may not foot due to rounding. Unless otherwise noted, all results are compared to the corresponding prior year period. Fiscal 2023 is a 53-week fiscal period and this additional week is included in the results for the three months ended December 31, 2022. Non-GAAP results exclude certain cash and non-cash items as discussed under “Use of Non-GAAP Financial Measures.” Constant currency percentage changes show current period revenue results as if the foreign exchange rates were the same as those in the prior year period. Our fiscal first quarter organic revenue results exclude the divested Blood Screening business, as well as the acquired Bolder business. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition.

Revenue Detail

		Increase (Decrease)
$ in millions	Q1’23	Q1’22	Global Reported Change	Global Constant Currency Change	U.S. Reported Change	International Reported Change	International Constant Currency Change
Diagnostics
Cytology and Perinatal	$126.8	$130.7	(3.0%)	1.6%	(3.4%)	(2.3%)	9.8%
Molecular Diagnostics	$425.2	$813.3	(47.7%)	(46.4%)	(37.8%)	(66.0%)	(62.2%)
Blood Screening	$7.3	$6.4	14.1%	14.1%	14.1%	N/A	N/A
Total Diagnostics	$559.3	$950.4	(41.2%)	(39.4%)	(32.8%)	(56.6%)	(51.5%)
Organic Diagnostics ex. COVID-19	$387.7	$345.5	12.2%	15.8%	14.0%	7.8%	20.3%

Breast Health
Breast Imaging	$264.4	$282.3	(6.3%)	(4.5%)	1.6%	(29.0%)	(21.8%)
Interventional Breast Solutions	$69.8	$77.0	(9.4%)	(8.0%)	(7.1%)	(19.4%)	(11.9%)
Total Breast Health	$334.2	$359.3	(7.0%)	(5.2%)	(0.4%)	(27.3%)	(20.2%)

GYN Surgical	$154.1	$134.3	14.7%	17.4%	12.6%	24.2%	38.5%

Skeletal Health	$26.6	$27.1	(1.8%)	0.7%	0.6%	(5.2%)	0.9%

Total	$1,074.2	$1,471.1	(27.0%)	(25.1%)	(18.6%)	(45.4%)	(39.4%)
Organic Revenue (definition above)	$1,062.5	$1,464.1	(27.4%)	(25.5%)	(19.2%)	(45.5%)	(39.5%)
Organic Revenue excluding COVID	$898.2	$865.5	3.8%	6.4%	6.9%	(5.1%)	5.2%

Other Financial Highlights

  U.S. revenue of $823.6 million decreased (18.6%). International revenue of $250.6 million decreased (45.4%), or (39.4%) in constant currency.
  GAAP gross margin of 57.5% decreased (950) basis points. Non-GAAP gross margin of 62.7% decreased (940) basis points. The decrease in gross margin was primarily due to a decline in COVID-19 assay sales compared to the prior year period and lower capital equipment sales due to continued supply chain challenges related to semiconductor chip shortages impacting our Breast Health business.
  GAAP operating margin of 24.4% decreased (1,920) basis points. Non-GAAP operating margin of 31.1% decreased (1,830) basis points. The decrease in operating margin was primarily due to a decline in COVID-19 assay sales compared to the prior year period and lower capital equipment sales due to continued supply chain challenges related to semiconductor chip shortages impacting our Breast Health business.
  GAAP net income of $187.4 million decreased (62.5%). Non-GAAP net income of $267.9 million decreased (51.7%). Adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) was $361.0 million, a decrease of (52.0%).
  COVID-19 revenues, which consist of COVID-19 assay revenue of $126.9 million, and other COVID-19 related revenue and revenue from discontinued products of $37.4 million, decreased (72.6%), or (71.8%) in constant currency.
  Total principal debt outstanding at the end of the first quarter was $2.85 billion. The Company ended the quarter with cash and equivalents of $2.44 billion, and a net leverage ratio (net debt over adjusted EBITDA) of 0.2 times.
  On a trailing 12-month basis, adjusted Return on Invested Capital (ROIC) was 17.8%, a decrease of (1,160) basis points compared to the prior year period.

Financial Guidance for the Second Quarter and Full-Year Fiscal 2023

“Our fiscal first quarter of 2023 showcased strong revenue performance and profitability to start the year,” said Karleen Oberton, Hologic’s chief financial officer. “For the second quarter and the full-year 2023, we continue to expect low double-digit constant currency organic revenue growth ex. COVID-19 in each division.”

Hologic’s financial guidance for the second quarter and full year 2023 is shown in the table below. The guidance is based on a full year non-GAAP tax rate of approximately 19.0%, and diluted shares outstanding of 251 million for the full year. Constant currency guidance assumes that foreign exchange rates are the same in fiscal 2023 as in fiscal 2022. Organic revenue guidance is in constant currency and excludes the divested Blood Screening business. Revenue from acquired businesses is generally included in organic revenue guidance starting a year after the acquisition. Therefore, in fiscal 2023, Bolder becomes part of organic revenue in the fiscal second quarter, while Biotheranostics, Diagenode, Mobidiag, and Acessa are part of organic revenue for all of fiscal 2023.

	Current Guidance				Previous Guidance
	Guidance $	Reported % Increase (Decrease)	Constant Currency % Increase (Decrease)	Organic % Increase (Decrease)	Guidance $
Fiscal 2023
Revenue	$3,850 - $4,000	(20.8%) to (17.7%)	(19.8%) to (16.7%)	(19.8%) to (16.7%)	$3,700 - $3,900
GAAP EPS	$2.69 - $2.99	(47.6%) to (41.7%)			$2.51 - $2.81
Non-GAAP EPS	$3.55 - $3.85	(41.0%) to (36.0%)			$3.30 - $3.60

Q2 2023
Revenue	$930 - $980	(35.2%) to (31.7%)	(34.0%) to (30.5%)	(34.0%) to (30.5%)
GAAP EPS	$0.60 - $0.70	(66.7%) to (61.1%)
Non-GAAP EPS	$0.80 - $0.90	(61.4%) to (56.5%)

This guidance assumes low double-digit constant currency organic revenue growth ex. COVID-19 in each division for the full-year fiscal 2023.

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; organic revenues; organic revenues excluding COVID-19, non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP effective tax rate; non-GAAP net income; non-GAAP net margin; non-GAAP EPS; and adjusted EBITDA. Organic revenue for the fiscal first quarter of 2023 excludes the divested Blood Screening business, as well as the acquired Bolder business. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition. Organic revenue excluding COVID-19 revenues is organic revenue less COVID assay revenue, COVID related sales of instruments, COVID related revenue from Diagenode and Mobidiag, collection kits and ancillaries, as well as license revenue, and revenues from discontinued products. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill and intangible assets; (ii) adjustments to record contingent consideration at fair value; (iii) additional expenses resulting from the purchase accounting adjustment to record inventory at fair value; (iv) restructuring charges, facility closure and consolidation charges (including accelerated depreciation), and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services); (v) expenses related to the divested Cynosure business incurred subsequent to the disposition date primarily related to indemnification provisions for legal and tax matters; (vi) transaction related expenses for acquisitions; (vii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products; (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of foreign currency contracts for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impacts related to internal restructurings and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Conference Call and Webcast

Hologic’s management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the first quarter of fiscal 2023. Interested participants may listen to the call by dialing 877-502-9276 (in the U.S. and Canada) or +1 773-305-6867 (for international callers) and referencing access code 3278967. Participants may also click to join. Participants should dial in 5-10 minutes before the call begins. The Company will also provide a live webcast of the call at investors.hologic.com. A replay of the call will be available at investors.hologic.com approximately two hours after the call ends through Wednesday, March 1, 2023.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, the war in Ukraine, other economic disruptions and U.S. and global recession concerns, on the Company’s customers and suppliers and on the Company’s business, financial condition, results of operations and cash flows and the Company’s ability to draw down its revolver; the effect of the worldwide political and social uncertainty and divisions, including the impact on trade regulation and tariffs, that may adversely impact the cost and sale of the Company’s products in certain countries, or increase the costs the Company may incur to purchase materials, parts and equipment from its suppliers; the ongoing and possible future effects of supply chain constraints, including the availability of critical raw materials and components, including semiconductor chips, as well as cost inflation in materials, packaging and transportation; the possibility of interruptions or delays at the Company’s manufacturing facilities, or the failure to secure alternative suppliers if any of the Company’s sole source third-party manufacturers fail to supply the Company; the development of new competitive technologies and products and competition; the Company’s ability to predict accurately the demand for its products, and products under development and to develop strategies to address markets successfully; continued demand for the Company’s COVID-19 assays; the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic and any future public health crises; potential cybersecurity threats and targeted computer crime; the ability to execute acquisitions and the impact and anticipated benefits of completed acquisitions and acquisitions the Company may complete in the future; the ability to consolidate certain of the Company’s manufacturing and other operations on a timely basis and within budget, without disrupting its business and to achieve anticipated cost synergies related to such actions; the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees and maintain engagement and efficiency in remote work environments; the ability to obtain regulatory approvals and clearances for the Company’s products, including the implementation of the European Union Medical Device Regulations, and to maintain compliance with complex and evolving regulations; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; changes to applicable laws and regulations, including tax laws, global health care reform, and import/export trade laws; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; and technical innovations that could render products marketed or under development by the Company obsolete.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended
	December 31, 2022	December 25, 2021

Revenues:
Product	$886.3	$1,303.3
Service and other	187.9	167.8
Total revenues	1,074.2	1,471.1

Cost of revenues:
Product	296.2	318.1
Amortization of acquired intangible assets	55.6	74.9
Service and other	104.5	91.8

Gross profit	617.9	986.3

Operating expenses:
Research and development	74.8	72.8
Selling and marketing	163.5	147.4
General and administrative	108.5	117.9
Amortization of acquired intangible assets	7.6	10.8
Contingent consideration fair value adjustment	—	(4.1)
Restructuring charges	1.1	0.2
Total operating expenses	355.5	345.0

Income from operations	262.4	641.3
Interest income	20.6	0.5
Interest expense	(28.1)	(25.7)
Debt extinguishment loss	—	(0.7)
Other income (expense), net	(15.8)	6.5

Income before income taxes	239.1	621.9
Provision for income taxes	51.7	122.7

Net income	$187.4	$499.2

Net income per common share attributable to Hologic:
Basic	$0.76	$1.97
Diluted	$0.75	$1.95

Weighted average number of shares outstanding:
Basic	247,319	253,499
Diluted	249,281	256,070

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31, 2022	September 24, 2022
ASSETS

Current assets:
Cash and cash equivalents	$2,441.3	$2,339.5
Accounts receivable, net	673.8	617.6
Inventories	677.7	623.7
Other current assets	228.4	281.2
Total current assets	4,021.2	3,862.0

Property, plant and equipment, net	494.3	481.6
Goodwill and intangible assets	4,545.0	4,517.1
Other assets	229.8	210.5
Total assets	$9,290.3	$9,071.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$20.6	$15.0
Accounts payable and accrued liabilities	744.0	736.2
Deferred revenue	191.6	186.5
Total current liabilities	956.2	937.7

Long-term debt, net of current portion	2,806.2	2,808.4
Deferred income taxes	71.7	90.8
Other long-term liabilities	363.7	358.1
Total stockholders' equity	5,092.5	4,876.2
Total liabilities and stockholders’ equity	$9,290.3	$9,071.2

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Three Months Ended
	December 31, 2022	December 25, 2021
OPERATING ACTIVITIES
Net income	$187.4	$499.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22.7	22.3
Amortization of acquired intangibles	63.2	85.7
Stock-based compensation expense	20.5	18.7
Deferred income taxes	(26.2)	(21.9)
Debt extinguishment loss	—	0.7
Other adjustments and non-cash items	29.1	5.7
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	(45.0)	(48.1)
Inventories	(47.0)	(17.4)
Prepaid income taxes	17.9	(4.6)
Prepaid expenses and other assets	26.2	0.3
Accounts payable	1.5	(13.8)
Accrued expenses and other liabilities	0.8	42.4
Deferred revenue	2.3	(5.0)
Net cash provided by operating activities	253.4	564.2
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(157.3)
Capital expenditures	(15.8)	(20.5)
Proceeds from the Department of Defense	—	21.3
Increase in equipment under customer usage agreements	(13.3)	(17.0)
Purchase of equity investment	(10.0)	—
Other activity	(1.9)	—
Net cash used in investing activities	(41.0)	(173.5)
FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	—	1,491.2
Repayments of long-term debt	(3.8)	(1,387.5)
Payment of deferred acquisition consideration	(0.8)	—
Repayment of acquired long-term debt	—	(63.6)
Repurchases of common stock	(100.0)	(167.0)
Proceeds from issuance of common stock pursuant to employee stock plans	15.1	6.4
Payment of minimum tax withholdings on net share settlements of equity awards	(23.0)	(22.4)
Payments under finance lease obligations	(1.0)	(0.6)
Net cash used in financing activities	(113.5)	(143.5)
Effect of exchange rate changes on cash and cash equivalents	2.9	3.3
Net increase in cash and cash equivalents	101.8	250.5
Cash and cash equivalents, beginning of period	2,339.5	1,170.3
Cash and cash equivalents, end of period	$2,441.3	$1,420.8

HOLOGIC, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Unaudited)
(In millions, except earnings per share and margin percentages)

Reconciliation of GAAP Revenue to Organic Revenue and Organic Revenue excluding COVID

	Three Months Ended
	December 31, 2022	December 25, 2021
Consolidated GAAP Revenue	$1,074.2	$1,471.1
Less: Blood Screening revenue	(7.3)	(6.4)
Less: Revenue from Acquisitions*	(4.4)	(0.6)
Organic Revenue	$1,062.5	$1,464.1
Less: COVID19 Assays	(126.9)	(522.8)
Less: COVID19 Related Revenue **	(36.3)	(73.4)
Less: Discontinued Product Revenue	(1.1)	(2.4)
Organic Revenue excluding COVID	$898.2	$865.5

*Represents revenue from acquisitions until a transaction annualizes and becomes organic. In the year following when a transaction annualizes, the acquisitions' revenue is not excluded from the prior year revenue amount as the acquisition's results are in both periods.

**Revenues estimated to be related to COVID assay sales for instruments, collection kits and ancillaries.

	Three Months Ended
	December 31, 2022	December 25, 2021

Gross Profit:
GAAP gross profit	$617.9	$986.3
Adjustments:
Amortization of acquired intangible assets (1)	55.6	74.9
Non-GAAP gross profit	$673.5	$1,061.2

Gross Margin Percentage:
GAAP gross margin percentage	57.5%	67.0%
Impact of adjustments above	5.2%	5.1%
Non-GAAP gross margin percentage	62.7%	72.1%

Operating Expenses:
GAAP operating expenses	$355.5	$345.0
Adjustments:
Amortization of acquired intangible assets (1)	(7.6)	(10.8)
Transaction expenses (2)	—	(0.7)
MDR expenses (8)	(0.8)	(2.0)
Legal related settlements (10)	(1.5)	—
Contingent consideration adjustment (5)	—	4.1
Integration/consolidation costs (7)	(0.3)	(0.9)
Restructuring charges (7)	(1.1)	(0.2)
Non-income tax charges, net (6)	(4.8)	(0.6)
Non-GAAP operating expenses	$339.4	$333.9

Operating Margin:
GAAP income from operations	$262.4	$641.3
Adjustments to gross profit as detailed above	55.6	74.9
Adjustments to operating expenses as detailed above	16.1	11.1
Non-GAAP income from operations	$334.1	$727.3

Operating Margin Percentage:
GAAP income from operations margin percentage	24.4%	43.6%
Impact of adjustments above	6.7%	5.8%
Non-GAAP operating margin percentage	31.1%	49.4%

Pre-Tax Income:
GAAP pre-tax income	$239.1	$621.9
Adjustments to pre-tax earnings as detailed above	71.7	86.0
Debt extinguishment loss (4)	—	0.7
Debt transaction costs (13)	—	1.8
Equity method investment write-off (3)	—	4.3
Unrealized losses (gains) on foreign currency contracts (9)	20.0	(8.1)
Non-GAAP pre-tax income	$330.8	$706.6

Net Income:
GAAP net income	$187.4	$499.2
Adjustments:
Amortization of acquired intangible assets (1)	63.2	85.7
Restructuring and integration/consolidation costs (7)	1.4	1.1
MDR expenses (8)	0.8	2.0
Legal related settlements (10)	1.5	—
Acquisition related expenses and adjustments (2)	—	0.7
Contingent consideration adjustment (5)	—	(4.1)
Debt extinguishment loss and transaction costs (4) (13)	—	2.5
Non-income tax charges, net (6)	4.8	0.6
Non-operating charges (benefit) (3) (9)	20.0	(3.8)
Income tax effect of reconciling items (11)	(11.2)	(29.2)
Non-GAAP net income	$267.9	$554.7

Net Income Percentage:
GAAP net income percentage	17.4%	33.9%
Impact of adjustments above	7.5%	3.8%
Non-GAAP net income percentage	24.9%	37.7%

Earnings Per Share:
GAAP earnings per share - Diluted	$0.75	$1.95
Adjustment to net income (as detailed above)	0.32	0.22
Non-GAAP earnings per share – diluted (12)	$1.07	$2.17

Adjusted EBITDA:
Non-GAAP net income	$267.9	$554.7
Interest expense, net, not adjusted above	7.5	23.4
Provision for income taxes	62.9	151.9
Depreciation expense, not adjusted above	22.7	22.3
Adjusted EBITDA	$361.0	$752.3
Explanatory Notes to Reconciliations:

(1)	To reflect non-cash expenses attributable to the amortization of acquired intangible assets.
(2)

To reflect expenses with third parties related to acquisitions prior to when such transactions are completed. These expenses primarily comprise broker fees, legal fees, and consulting and due diligence fees.

(3)	To write off an equity method investment acquired in the Mobidiag acquisition.
(4)	To reflect a debt extinguishment loss from refinancing the Credit Agreement in the first quarter of fiscal 2022.
(5)	To reflect an adjustment in fiscal 2022 to the estimated contingent consideration liability related to the Acessa Health acquisition, which is payable upon meeting defined revenue growth metrics.
(6)	To reflect the net impact of establishing a non-income tax loss contingency related to prior years and the settlement of a prior year non-income tax audit.
(7)

To reflect restructuring charges, and certain costs associated with the Company’s integration and facility consolidation plans, which primarily include retention and transfer costs, as well as costs incurred to integrate acquisitions, including consulting, legal, tax and accounting fees. In addition, this category includes additional expenses incurred in fiscal 2022 related to the Cynosure disposition and settlements of litigation and indemnification provisions for legal and tax matters that existed as of the date of disposition.

(8)

To reflect the exclusion of third-party expenses incurred to obtain compliance with the European Medical Device Regulation requirement for the Company's existing products for which it already has FDA approval and/or CE mark.

(9)	To reflect non-cash unrealized gains and losses on the mark-to-market on outstanding foreign currency contracts, which do not qualify for hedge accounting.
(10)	To reflect net charges and benefits from legal related settlements.
(11)	To reflect an estimated annual effective tax rates of 19.0% and 21.5% for the first quarter of fiscal 2023 and fiscal 2022, respectively.
(12)	Non-GAAP earnings per share was calculated based on 249,281 and 256,070 weighted average diluted shares outstanding for the three months ended December 31, 2022 and December 25, 2021, respectively.
(13)	To reflect the amount of debt issuance costs recorded directly to interest expense as a result of refinancing the Credit Agreement in the first quarter of fiscal 2022.

Reconciliation of GAAP to non-GAAP EPS Guidance:

	Guidance Range		Guidance Range
	Quarter Ending April 1, 2023		Quarter Ending September 30, 2023
	Low	High	Low	High
GAAP Net Income Per Share	$0.60	$0.70	$2.69	$2.99
Amortization of acquired intangible assets	$0.23	$0.23	$0.94	$0.94
Restructuring, Integration and Other charges	$0.02	$0.02	$0.12	$0.12
Tax Impact of Exclusions	($0.05)	($0.05)	($0.20)	($0.20)
Non-GAAP Net Income Per Share	$0.80	$0.90	$3.55	$3.85

Trailing Twelve Months ended December 31, 2022
Return on Invested Capital:

Adjusted Net Operating Profit After Tax
Non-GAAP net income	$1,241.1
Non-GAAP provision for income taxes	317.1
Non-GAAP interest expense	97.5
Non-GAAP other income	(51.3)
Adjusted net operating profit before tax	$1,604.4
Non-GAAP average effective tax rate (1)	20.4%
Adjusted net operating profit after tax	$1,277.8

Average Net Debt plus Average Stockholders’ Equity (2)
Average total debt	$2,947.5
Less: Average cash and cash equivalents	(1,931.0)
Average net debt	$1,016.5
Average stockholders’ equity (3)	6,174.3
Average net debt plus average stockholders’ equity	$7,190.8

Adjusted ROIC
Adjusted ROIC (adjusted net operating profit after tax above divided by average net debt plus average stockholders’ equity)	17.8%
(1)

ROIC is presented on a TTM basis; non-GAAP effective tax rate for the three months ended March 26, 2022 was 20.5%, the three months ended June 25, 2022 was 21.0%, the three months ended September 24, 2022 was 21.0%, and the three months ended December 31, 2022 was 19.0%.

(2)	Calculated using the average of the balances as of December 31, 2022 and December 25, 2021.
(3)

Adjusted (increased) to eliminate the effect of the impairment of intangible assets of $32.2 million in fiscal 2014, the impairment of goodwill of $685.7 million and an IPR&D asset of $46.0 million in fiscal 2018, the impairment of intangible assets and equipment of $685.4 million in fiscal 2019 and the impairment of intangible assets and equipment of $30.2 million in fiscal 2020 and the impairment of acquired intangible assets of $45.1 million in fiscal 2022. The impact of the intangible asset impairment charges is reflected net of tax.

As of
December 31, 2022
Net Leverage Ratio:

Total principal debt	$2,846.3
Total cash	(2,441.3)
Net principal debt, as adjusted	$405.0
EBITDA for the last four quarters	$1,712.3
Net Leverage Ratio	0.2

Other Supplemental Information:

	Three Months Ended
	December 31, 2022	December 25, 2021

Geographic Revenues
U.S.	76.7%	68.8%
Europe	13.7%	20.1%
Asia-Pacific	5.9%	8.1%
Rest of World	3.7%	3.0%
Total Revenues	100.0%	100.0%

Contacts

Ryan Simon
Vice President, Investor Relations
Ryan.Simon@hologic.com
(858) 410-8514

Francis Pruell
Senior Director, Investor Relations
Francis.Pruell@hologic.com
(508) 263-8628